EXHIBIT 99.1

FOR IMMEDIATE RELEASE HEALTHTRONICS, INC. ANNOUNCES FIRST QUARTER 2007 RESULTS 30% sequential EBITDA growth and break-even bottom line

AUSTIN, TX, May 3, 2007 — HealthTronics, Inc. (NASDAQ: HTRN), a leading provider of Urology services and products, today announced its financial results for the quarter ended March 31, 2007.

Revenue from continuing operations for the first quarter 2007 totaled $32.8 million as compared to $37.1 million for the same period in 2006 and $33.5 million in the fourth quarter of 2006. The Company’s net loss for the first quarter of 2007, in accordance with generally accepted accounting principles (“GAAP”), totaled $30,000 or $0.00 per share on a diluted basis. The non-GAAP net income for the first quarter 2007 totaled $0.01 per share, which does not include non-cash stock-based compensation expense.

During the quarter, the Company recorded adjusted EBITDA of $3.5 million, or 11% of revenue which compares to adjusted EBITDA in the fourth quarter of 2006 of $2.7 million, or 8% of revenue, or an increase of 30%. The adjusted EBITDA recorded in the first quarter of 2006 was $4.5 million, or 12% of revenue. The decrease in revenue from the first quarter of 2006 is primarily due to the continued decrease in Lithotripsy procedure volume in the Urology Services division and the closure of the European sales office in the Medical Products division, which were offset by revenue and earnings from Revolix laser technology.

The Company had cash and cash equivalents as of March 31st of $25.0 million and cash flows from operations of $11.4 million in the first quarter of 2007, which compares to $12.2 million in the first quarter of 2006.

Sam B. Humphries, President and Chief Executive Officer commented, “We continued to focus on our base business, as well as growth drivers, after the completion of our restructuring in 2006. The earnings growth we experienced from the fourth quarter of 2006, despite the 2% decrease in revenue, is a direct result of the cost cutting initiatives that were a key part of the restructuring. The first quarter of 2007 is the first step of a comprehensive strategy that should drive profitable growth in the long-term. We continue to see positive changes in both the urology services and medical products divisions.”

Urology Services

Urology Services division revenue for the first quarter of 2007 was $28.4 million compared to $30.8 million for the same period in 2006, a decrease of 8%. Revenue for Urology Services was $30.3 million in the fourth quarter of 2006. The decrease quarterly revenue from the first quarter of 2006 is due to a decrease in lithotripsy procedure volume of 12%, which was offset by an increase in BPH laser procedure volume of 20%. The continued deployment of Revolix laser technology contributed to this increase in laser procedure volume. The adjusted EBITDA for the first quarter of 2007 was $3.9 million or 14% of revenues compared to $5.5 million or 18% or revenues recorded in the first quarter of 2006.

Medical Products

Medical Products division revenue for the first quarter of 2007 was $4.2 million compared to $6.2 million for the same period in 2006 and $3.0 million in the fourth quarter of 2006. The decrease from the first quarter of 2006 is due to a lower number of lithotripters sold in the quarter, the closure of the European sales office and the discontinuation of our patient table business, while the sequential increase is due to increased revenue from service maintenance, Revolix laser fibers and pathology lab sales. The Claripath pathology laboratory operation saw increases in revenue of 132% from the first quarter of 2006 and 49% from the fourth quarter of 2006, while Revolix achieved 29% revenue growth from the fourth quarter of 2006. The adjusted EBITDA for the Medical Products division for the first quarter of 2007 was $0.7 million or 17% of revenues compared to $0.3 million or 5% of revenues recorded in the first quarter of 2006.

Business Outlook

Mr. Humphries continued, “HealthTronics is focused on capitalizing on several key initiatives that will drive profitable growth in the near and long-term. These initiatives include a gain-share strategy in our core lithotripsy market, continued deployment of Revolix laser technology, expansion of both our Claripath lab operation and maintenance service business, and ultimately, IGRT or Image Guided Radiation Therapy. We see our relationship with over one-third of the practicing Urologists in the U.S. as a key strategic advantage for us and our physician partners as we execute upon these initiatives. Our long term financial model has annual revenue growing at a double digit rate with adjusted EBITDA in excess of 20% of revenue. Our earnings growth rate should exceed our top-line growth rate as we leverage our lean cost structure.”

Annual Guidance

        Specific guidance for the calendar year of 2007:

– Revenue is expected to be between $132 million and $136 million.

– Adjusted EBITDA is expected to be between $13 million and $15 million.

– GAAP earnings per share is expected to be between a $0.02 loss and $0.02 income.

– Non-GAAP earnings per share is expected to be between $0.01 and $0.05 income. Non-GAAP EPS excludes expense for non-cash stock-based compensation.

Conference Call and Webcast

Management of HealthTronics will host a conference call the morning of Friday, May 4, 2007 at 11:00 a.m. EST. To participate in the live call, please dial 800-263-8506 (719-457-2681 for international callers) and ask for the “HealthTronics” call (conference I.D. #9248605). Please call in 10 minutes before the call is scheduled to begin. The conference call will also be webcast live via the Investors section of the Company’s web site at www.healthtronics.com. To listen to the live webcast, go to the web site at least 10 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the Company’s web site. A telephone replay will be available for two weeks by dialing 888-203-1112 (719-457-0820 for international callers) and entering the conference I.D. or replay passcode of #9248605.

HealthTronics’ use of Non GAAP Financial Measures

This press release includes financial measures for net income (loss), net income (loss) from continuing operations, and related per share amounts that exclude certain charges and therefore have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP). These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. By excluding certain charges, these non-GAAP financial measures facilitate management’s internal comparisons to the Company’s historical operating results, to competitors’ operating results, and to estimates made by securities analysts. Management uses these non-GAAP financial measures internally to evaluate its performance. The Company believes these non-GAAP financial measures are useful to decision-making. In addition, the Company has historically reported similar non-GAAP financial measures to its investors and believes that the inclusion of comparative numbers provides consistency in it financial reporting. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this press release to their most directly comparable GAAP financial measure as provided in the financial statements attached to this press release.

EBITDA and Adjusted EBITDA

HealthTronics has presented EBITDA and Adjusted EBITDA amounts, which are non-GAAP financial measures. In the SEC filings, HealthTronics has reconciled such amounts to their most directly comparable financial measure calculated in accordance with GAAP, which is HealthTronics’ net income. HealthTronics believes that its presentations of EBITDA and Adjusted EBITDA are important supplemental measures of operating performance to its investors.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is a commonly used measure of performance which HealthTronics believes, when considered with measures calculated in accordance with GAAP, gives investors a more complete understanding of HealthTronics’ operating results before the impact of investing and financing transactions and income taxes. HealthTronics does not subtract minority interest expense when calculating EBITDA; however, HealthTronics does adjust for minority interest expense and refers to this measure as “Adjusted EBITDA”. Minority interest is a GAAP measure intended to reflect our partner’s share of our consolidated net income and not our partner’s share of our consolidated EBITDA. For example, calculation of minority interest expense does not include adjustments for depreciation, amortization, taxes or interest. As a result, our partners’ share of consolidated EBITDA may not, in a given reporting period, equal the deduction for minority interest expense used in arriving at Adjusted EBITDA. HealthTronics has historically reported Adjusted EBITDA to its investors and believes that the continued inclusion of Adjusted EBITDA provides consistency in its financial reporting. Adjusted EBITDA is among the more significant factors in management’s internal evaluation of total company performance. Adjusted EBITDA is also widely used by HealthTronics management in the annual budgeting process. HealthTronics believes these measures continue to be used by investors and creditors in their assessment of HealthTronics’ operational performance and the valuation of the company.

EBITDA and Adjusted EBITDA are used in addition to and in conjunction with results presented in accordance with GAAP. EBITDA and Adjusted EBITDA should not be considered as an alternative to net income, operating income, a liquidity measure, or any other operating performance measure prescribed by GAAP, nor should these measures be relied upon to the exclusion of GAAP financial measures. EBITDA and Adjusted EBITDA reflect additional ways of viewing HealthTronics’ operations that HealthTronics believes, when viewed with its GAAP results and the reconciliations to the corresponding GAAP financial measures provide a more complete understanding of factors and trends affecting HealthTronics’ business than could be obtained absent this disclosure.

About HealthTronics, Inc.

HealthTronics is a premier urology company providing an exclusive suite of healthcare services and technology including urologist partnership opportunities, surgical and capital imaging equipment, maintenance services offerings, and clinical and anatomical pathology services. For more information, visit www.healthtronics.com.

Statements by the Company’s management made in this press release that are not strictly historical, including statements regarding plans, objective and future financial performance, are “forward-looking” statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although HealthTronics believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that the expectations will prove to be correct. Factors that could cause actual results to differ materially from HealthTronics’ expectations include, among others, the existence of demand for and acceptance of HealthTronics’ services, regulatory approvals, economic conditions, the impact of competition and pricing, financing efforts and other factors described from time to time in HealthTronics’ periodic filings with the Securities and Exchange Commission.

CONTACT: HealthTronics, Inc. Ross Goolsby, Senior Vice President and Chief Financial Officer ross.goolsby@healthtronics.com (512) 314-4554 www.healthtronics.com

HEALTHTRONICS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF INCOME

($ in thousands, except per share data)	Three Months Ended March 31,
	2007	2006
Revenue:
Urology Services	$28,385	$30,754
Medical Products	4,239	6,200
Other	127	152

Total revenue	32,751	37,106

Cost of services and general and administrative expenses:
Salaries, wages and benefits	10,931	10,807
Other costs of services	4,613	4,899
General and administrative	2,009	2,109
Legal and professional	607	505
Manufacturing costs	2,063	3,695
Advertising	175	226
Other	5	215
Depreciation and amortization	2,816	2,689

	23,219	25,145

Operating income	9,532	11,961
Other income (expenses):
Interest and dividends	276	132
Interest expense	(236)	(324)

	40	(192)

Income from continuing operations before provision
for income taxes and minority interest	9,572	11,769

Minority interest in consolidated income	9,509	10,356
Provision (benefit) for income taxes	(15)	605

Income from continuing operations	78	808

Income (loss) from discontinued operations, net of tax	(108)	465

Net income (loss)	$(30)	$1,273

Basic earnings per share:
Income from continuing operations	$--	$0.03
Income (loss) from discontinued operations	$--	$0.01

Net income (loss)	$--	$0.04

Weighted average shares outstanding	35,406	34,906

Diluted earnings per share:
Income from continuing operations	$--	$0.03
Income (loss) from discontinued operations	$--	$0.01

Net income (loss)	$--	$0.04

Weighted average shares outstanding	35,417	35,251

Consolidated Balance Sheets (Unaudited)

($ in thousands)	March 31, 2007	December 31, 2006
ASSETS
Total current assets	$69,576	$71,825
Property and equipment, net	33,060	34,270
Assets held for sale	1,048	1,258
Goodwill	227,115	229,261
Other assets	11,274	10,119

	$342,073	$346,733

LIABILITIES
Total current liabilities	$20,409	$30,123
Long-term debt, net of current portion	5,254	5,673
Liabilities held for sale	202	258
Other long-term liabilities	25,446	25,058

Total liabilities	51,311	61,112
Minority interest	34,463	30,104
Total stockholders' equity	256,299	255,517

	$342,073	$346,733

HealthTronics, Inc. Supplemental Financial Information Continuing Operations For the Periods Ended March 31, 2007 and 2006 Unaudited In thousands, except per share data

	1st Quarter
	2007	2006
Summary of Results from Operations
Revenues	$32,751	$37,106
EBITDA(a)	$13,013	$14,876
Adjusted EBITDA(a)	$3,504	$4,520
Net Income from Continuing Operations	$78	$808
Net Income (loss)	$(30)	$1,273
EPS from Continuing Operations	$--	$0.03
EPS	$--	$0.04
Number of Shares	35,417	35,251
Segment Information
Revenues:
Urology Services	$28,385	$30,754
Medical Products	$4,239	$6,200
Adjusted EBITDA(a):
Urology Services	$3,936	$5,532
Medical Products	$698	$287
Other Information:
Cashflow from Operations	$11,382	$12,246
Net Draws (Payments) on Senior Credit Facility	$--	$(313)
Net Debt	$(14,332)	$120,993

(a) See accompanying reconciliation of EBITDA and Adjusted EBITDA

HealthTronics, Inc. Non-GAAP Financial Measures Reconciliation of EBITDA and Adjusted EBITDA Continuing Operations For the Periods Ended March 31, 2007 and 2006 Unaudited In thousands

	1st Qtr
Consolidated	2007	2006
Income from Continuing Operations	$78	$808
Add Back(deduct):
Provision for income taxes	(15)	605
Interest expense	236	324
Depreciation and amortization	2,816	2,689
Stockbased compensation costs	389	94

Adjusted EBITDA	3,504	4,520
Add Back:
Minority interest expense	9,509	10,356

EBITDA	$13,013	$14,876

Urology Services Segment
Revenues	$28,385	$30,754
Expenses:
Cost of Services	(15,016)	(14,937)
Other Income (Expenses)	98	76

EBITDA	13,467	15,893
Minority interest expense	(9,531)	(10,361)

Adjusted EBITDA	$3,936	$5,532

Medical Products Segment
Revenues	$4,239	$6,200
Expenses:
Cost of Services	(3,571)	(5,934)
Other Income (Expenses)	8	16

EBITDA	676	282
Minority interest expense	22	5

Adjusted EBITDA	$698	$287